Exhibit 5.1

March 29, 2023

Leafly Holdings, Inc.
113 Cherry Street, PMB 88154

Seattle, Washington 98104

Re: Registration Statement on Form S-3 Filed by Leafly Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Leafly Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the:

(1)
sale from time to time of one or more series of the following securities by the Company (collectively, the “Company Securities”):
(a)
shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”),
(b)
shares of the Company’s preferred stock, par value $0.0001 per share (“Preferred Stock”), which may be issued as part of a series established pursuant to a certificate of designation filed in the office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (a “Certificate of Designation”),
(c)
debt securities of the Company, which may be either senior debt securities or subordinated debt securities (“Debt Securities”),
(d)
warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”), and
(e)
units consisting of any combination of the Company Securities (“Units”);
(2)
issuance and sale from time to time of up to 10,450,987 shares of Common Stock upon the exercise of the Private Warrants and the Public Warrants (collectively, the “IPO Warrants” and, such shares of Common Stock underlying the IPO Warrants, the “IPO Warrant Shares”); and

(3)
resale from time to time of up to:
(a)
(1) 17,338,901 shares of Common Stock (the “Selling Securityholder Shares” and, together with the Company Securities and the IPO Warrant Shares, the “Securities”) currently held by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), which consists of up to (i) 11,943,212 shares of Common Stock (I) issued in connection with the Business Combination or (II) acquired after the Business Combination by certain Selling Securityholders to the extent such shares of Common Stock are “restricted securities” (as defined in Rule 144 under the Securities Act) or are otherwise held by an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company, (ii) 1,625,194 Sponsor Shares, (iii) 3,762,287 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (c) below and (iv) 8,208 shares of Common Stock underlying certain outstanding options to purchase shares of Common Stock;
(b)
(2) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes, plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof; and
(c)
3,762,287 Private Warrants.

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that: (a) the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act; (b) a prospectus supplement describing the Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the Securities Act, will be timely filed with the Commission; (c) with respect to the opinions in Paragraphs 4 below, the Company and the trustee thereunder will have complied with the terms and conditions of each Indenture, including, but not limited to, the creation, authentication and delivery of any supplemental indenture thereto; and (d) at the time of issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

With respect to the IPO Warrant Shares and the IPO Warrants, we have assumed that each of the IPO Warrant Agreement and IPO Warrants have been duly authorized, executed and delivered by Continental Stock Transfer & Trust Company, as the U.S. warrant agent (the “U.S. IPO Warrant Agent”), and TSX Trust Company, as the Canadian warrant agent (the “Canadian IPO Warrant Agent” and, together with the U.S. IPO Warrant Agent, the “IPO Warrant Agents”), and constitute legal, valid and binding obligations of the IPO Warrant Agents, enforceable in accordance with their terms, and we express no opinion to the extent that future issuances of securities of the Company, including the IPO Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the IPO Warrants, may cause the IPO Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the IPO Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (b) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Company Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Company Securities), we are of the opinion that:

1.
With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.
2.
With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.
3.
With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the terms of the Debt Securities have been established in accordance with the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (d) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will be legal, valid and binding obligations of the Company.
4.
With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Warrants will be legal, valid and binding obligations of the Company.
5.
With respect to Common Stock or Preferred Stock to be issued upon conversion or exercise, as applicable, of the Debt Securities, Preferred Stock or Warrants, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities, Preferred Stock or Warrants, as the case may be, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.
6.
With respect to the Units, when (a) a unit agreement relating to the Units (the “Unit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement and (c) the Units have been executed and delivered in accordance with the related Unit Agreement and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Units will be legal, valid and binding obligations of the Company.
7.
The IPO Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due issuance by the Company and registration by its registrar of the IPO Warrant Shares, and (ii) delivery and payment therefor upon exercise of the IPO Warrants, in each case, in accordance with the terms of the IPO Warrants, the IPO Warrant Shares will be validly issued, fully paid and non-assessable.
8.
The Selling Securityholder Shares have been duly authorized and are, or in the case of the Selling Securityholder Shares that are issuable upon exercise of the IPO Warrants or the Selling Securityholder Shares that are reserved for issuance upon the conversion of the Convertible Notes, when issued and paid for upon the exercise of the applicable IPO Warrants in accordance with their terms or the conversion of the Convertible Notes in accordance with the terms of the Convertible Note Purchase Agreement, respectively, will be, validly issued, fully paid and non-assessable.
9.
The Private Warrants constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c) We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of Delaware and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP